Exhibit 99.2

Pulmatrix Provides a Pipeline and Business Update

PUR1800 Phase 1b study dosing is underway with data anticipated in Q4 2021

Pulmatrix completed FDA Type-C meeting and anticipates a Pulmazole Ph2b study start in Q1 2022

PUR3100 lead DHE (dihydroergotamine) formulation identified for pulmonary delivered acute migraine treatment

Cash runway extends beyond anticipated PUR1800 Ph1b, PUR3100 Ph1/Ph2 and Pulmazole Ph2b data milestones

LEXINGTON, Mass., March 4, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today provides an update on its business and product pipeline.

Pipeline and Business Updates:

●	PUR1800: 3 of 15 patients have been dosed in the Phase 1b clinical study with endpoints including safety, tolerability and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect. Ph1b top-line data is expected in Q4 2021, shortly after data from 6 and 9 month toxicology studies. Completion of these studies are important milestones under the kinase inhibitor licensing and development agreement with the Lung Cancer Initiative (LCI) at Johnson & Johnson*, which was previously announced on January 2, 2020.

●	Pulmazole: Completed a Type C Meeting with the U.S. FDA for the further clinical development of Pulmazole. Based on the feedback received, Pulmatrix intends to initiate a Phase 2b clinical study of Pulmazole in allergic bronchopulmonary aspergillosis (ABPA) in Q1 2022. Actual study start will be determined upon Cipla and Pulmatrix joint steering committee approval of final budget and assessment of COVID-19 impact on patient safety and study operations.

●	PUR3100: In a dog PK study, PUR3100, a dry powder iSPERSE formulation of DHE, demonstrated similar exposure kinetics to modelled kinetics from published data with MAP0004, the MAP Pharmaceuticals pMDI inhaled formulation of DHE. We believe iSPERSETM mitigates the manufacturing / device issues which led to MAP0004 FDA complete response letters while enabling a similar pharmacokinetic profile. As a result, PUR3100 will follow a development plan similar to the MAP0004 development program that achieved Ph3 clinical endpoints for safety and efficacy. PUR3100 plans to advance into IND enabling toxicology studies with anticipated Ph1/Ph2 clinical study start in Q1 2022.

●	Financing: Completed a registered direct offering with gross proceeds of $40 million extending the Company’s cash runway to fully fund data readouts across its development pipeline including PUR1800 Phase 1b, PUR3100 Phase 1 / Phase 2 and Pulmazole Phase 2b studies.

“We are very excited to have three iSPERSE enabled programs with potential to address significant unmet need in lung cancer, allergic bronchopulmonary aspergillosis, and acute migraine,” said Ted Raad, Chief Executive Officer of Pulmatrix. “We have made significant advancements across every program and our now strengthened balance sheet leaves us well positioned to execute across our diversified pipeline to key data readouts and get one step closer to bringing these important therapies to patients.”

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About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”) and lung cancer, as well as neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection . A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

*Johnson & Johnson Enterprise Innovation Inc. is the legal entity to the agreement.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com

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